Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form‘S-8 No. 333-256349 and 333-264618) pertaining to the E2open Parent Holdings, Inc. 2021 Omnibus Incentive Plan of our reports dated April 29, 2024, with respect to the consolidated financial statements of E2open Parent Holdings, Inc., and the effectiveness of internal control over financial reporting of E2open Parent Holdings, Inc., included in this Annual Report (Form‘10-K) for the year ended February 29, 2024.

/s/ Ernst & Young LLP

Austin, Texas

April 29, 2024